Exhibit 99.1

HCS I, INC.

FOR IMMEDIATE RELEASE

CONTACT:

John Hull

President

HCS I, Inc.

817-492-7065

Hollywood Casino Shreveport Enters Into

Agreement With Eldorado Resorts LLC

Dallas, Texas and Shreveport, Louisiana (August 30, 2004) — HCS I, Inc., the managing general partner of Hollywood Casino Shreveport (“HCS” or the “Company”), announced today that HCS has entered into an agreement (the “Agreement”) with Eldorado Resorts LLC (“Eldorado”) providing for the acquisition of the Company by Eldorado.  The Agreement also contemplates a financial restructuring of HCS that will significantly reduce outstanding secured debt obligations and annual cash interest payments, while rationalizing its capital structure.

Under the proposed restructuring, holders of the Company’s existing secured notes are to receive $140 million of new first mortgage notes, $20 million of PIK Preferred Equity Securities, a 25% non-voting equity interest in the reorganized company, and cash in an amount to be determined, in exchange for existing secured notes in the principal face amount of $189 million plus accrued interest.

The Company intends to effectuate the sale and related financial restructuring transaction through a prepackaged Chapter 11 bankruptcy reorganization to be filed in the fourth quarter of this year.  The Agreement remains subject to final documentation, subsequent noteholder solicitation and acceptance, filing with and approval by the Bankruptcy Court of the Agreement, Louisiana Gaming Control Board approval and certain other conditions.

The Company expects the sale and restructuring process to have minimal impact on its day-to-day operations and that its significant cash on hand will continue to be sufficient to timely fulfill ordinary course obligations to employees, customers and trade vendors in full as they come due, pending completion of the transaction.  The Agreement contemplates payment of such obligations in the ordinary course both during and after the restructuring process.

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HCS previously reported that it has been in default of its outstanding secured notes under the terms of its related note indentures since March 2003.  The Company entered into negotiations with an ad hoc committee of noteholders (the “Committee”) regarding a possible restructuring of its outstanding indebtedness.  In February 2004, HCS commenced a broad, competitive process to explore proposals for the sale or merger of the Company in order to reduce indebtedness, infuse new equity capital and maximize value for creditors.  The Agreement is the result of an exhaustive process, conducted in collaboration with the Committee and supported by both the Company and the Committee.  Libra Securities LLC acted as financial advisor to the Company in the sale process.

Hollywood Casino Shreveport is a riverboat casino/hotel complex located on the Red River in Shreveport, Louisiana.

Eldorado Resorts LLC owns and operates the Eldorado Hotel & Casino in Reno, Nevada, and is a joint venture partner with Mandalay Resort Group in the Silver Legacy Resort Casino, also located in Reno.  The Eldorado Hotel & Casino, had net operating revenues of $133,000,000 in 2003, has over 84,000 square feet of gaming space, including over 1,800 slot machines and approximately 75 table games, 817 guest rooms, 12,000 square feet of convention space and is renowned for its eight restaurants.  The Silver Legacy Resort Casino had 2003 net operating revenues of $152,000,000.  The Silver Legacy has over 87,000 square feet of gaming space, including over 2,000 slot machines and 80 table games, 1,170 guest rooms, 90,000 square feet of exhibit and convention space, and operates six distinctive restaurants.

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and the actual results to differ materially. HCS describes certain of these risks and uncertainties in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2003 and its most recent Report on Form 10-Q for the quarter ended June 30, 2004.  Some of these risks include those relating to the development and expansion of properties, risks of increased competition, risks relating to the fact that we are heavily regulated by gaming authorities and risks related to the ability of HCS to continue as a going concern.  HCS does not intend to update publicly any forward-looking statements except as required by law.  The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.